  CONVERTIBLE NOTE PURCHASE AND CONVERSION AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AND CONVERSION AGREEMENT (this “Agreement”),dated as of June 4, 2015 by and among Edward F. Cowle, with offices for purposes of this Agreement at 1 Renaissance Square, # 17F, White Plains, NY 10601 (“Seller”), and each of the Purchasers set forth on Annex I attached hereto (each a “Purchaser,” and collectively, the “Purchasers”).

WHEREAS, Seller owns and is selling pursuant to this Agreement in the amounts, to the Purchasers and for the purchase prices set forth on Annex I to this Agreement, a certain convertible note (the “Note”), of Uplift Nutrition, Inc. (the “Company” or “UPNT”)the Company assigned to H.D. Williams, an Affiliate and control person of the Company (as such terms are defined below), on or about September 3, 2013; and who on or about July 3, 2014, H.D. Williams assigned to the Seller $60,000 aggregate principle amount under the Note;

WHEREAS, the Company’s common stock (the “Common Stock”) is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the OTCQB under the symbol “UPNT.”

WHEREAS, Purchasers desire to purchase and Seller agrees to assign, convey and sell all right, title and interest in and to the Note, including the principal amount and all accrued interest as of the effective date of this Agreement, all on the terms and conditions set forth herein;

WHEREAS, simultaneously with the Closing (as defined below) and the purchase of the Note by the Purchasers from the Seller, the Note shall automatically be converted into (“Conversion Shares”), an aggregate of 23,000,000 pre 10 for 1 reverse split restricted shares of Common Stock in such amounts per Purchaser as set forth on Annex I hereto.

WHEREAS, a copy of the original Note is attached hereto as Exhibit “A”, a copy of which is also available on the Company’s SEC EDGAR filings;

WHEREAS, a copy of the original Note holder’s assignment of the Note to H.D. Williams, on September 3, 2013 is attached hereto as Exhibit “B”;

WHEREAS, a copy of H.D. Williams’ assignment of $60,000 in principal on the Note, bearing interest at 8% per annum, to the Seller on July 3, 2014, is attached hereto as Exhibit “C”, the Seller thereby retaining the remainder of the Note; and

WHEREAS, Seller is an Affiliate and control person of the Company (as defined in SEC Rules and Regulations), and therefore, Purchasers will not be able to “tack” Seller’s holding period on the Note under state and federal securities laws but will commence a new holding period of their own;

NOW, THEREFORE, it is agreed:

1.	Definitions. As used herein, the following terms shall have the meanings set forth below:

(a)                “Applicable Law” means any domestic or foreign law, statute, regulation, rule or ordinance applicable to the businesses or corporate existence of UPNT or to any individual who is a party to this Agreement.

(b)               “Conversion Shares” means the shares of restricted Common Stock issued to each Purchaser upon the automatic conversion of each Purchaser’s purchased portion of the Note.

(c)                “Lien” means, with respect to any property or asset (including, but not limited to, stock certificates or other securities), any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

(d)               “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

(e)                “Stock Purchase Agreement” or “SPA” means the Stock Purchase Agreement dated the date hereof by and between the purchaser and sellers named therein, pursuant to which such sellers shall sell to such purchaser and such purchaser shall purchase from such sellers 9,476,150 shares of issued and outstanding restricted Common Stock, substantially simultaneously with the Closing of the sale of the Note herein from the Seller to the Purchasers and the automatic simultaneous conversion of such Note into Conversion Shares pursuant to this Agreement, which 9,476,150 shares as of the date of this Agreement represent in excess of a majority of the issued and outstanding shares of voting stock of the Company.

(f)                “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

(g)               “Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(1)

2.	Purchase of the Note; Automatic Conversion. Seller shall sell to Purchasers, and Purchasers shall purchase from the Seller the Note for an aggregate purchase price of Sixty-Seven Thousand Twenty Six Dollars and Sixty-Eight Cents ($67,026.68) (the “Purchase Price”), in the amounts for each Purchaser and all Purchasers collectively as set forth on Annex I hereto, and Note or evidence thereof shall be delivered by Seller to the escrow agent below, free and clear of any and all Liens, encumbrances, and pre-emptive rights, rights of first refusal and/or similar rights. Each such Purchaser agrees that simultaneously with the Closing, (i) each Purchaser’s portion of the Note purchased by each Purchaser from the Seller pursuant to this Agreement shall automatically be converted into restricted Conversion Shares in such amounts as to each Purchaser as set forth on Annex I hereto, and (ii) after such conversion, the Note shall be cancelled and of no further force and/or effective.

3.	Deliveries to Escrow Agent; Etc. Promptly after the execution of this Agreement, Purchasers shall (i) deposit the Purchase Price in immediately available funds into the Lawyer’s Trust Account maintained by Jody Walker Esq. (the “Escrow Agent”), and (ii) provide to the Escrow Agent a duly executed and notarized irrevocable proxy and lock-up agreement (each an “Irrevocable Proxy,” and collectively the “Irrevocable Proxies”) in the form substantially annexed hereto as Exhibit D, pursuant to which each Purchaser agrees (a) not to directly and/or indirectly sell, assign and/or otherwise transfer any Conversion Shares, and (b) provide to Sharon Will the right to vote all of the Conversion Shares of each Purchaser, as set forth in Annex I hereto, in both cases until such time as provided in the Irrevocable Proxy and (iii) Seller shall send to the Escrow Agent the Note, together with assignment documents sufficient to legally transfer to each Purchaser each such Purchaser’s aggregate principal amount plus accrued but unpaid interest of the portion of the Note each Purchaser is purchasing from the Seller as set forth on Annex I hereto (the “Note and Related Documents”). The Escrow Agent will hold the Note and Related Documents and the Irrevocable Proxies in escrow pending the Closing of the sale of the Note and/or the termination of this Agreement. Upon receipt of notice of termination given by either party pursuant to Section 10 hereof, the Escrow Agent shall return the Note and the Related Documents to the Seller and return the aggregate Purchase Price to the Purchasers.

4.	The Closing. The purchase and sale of the Note will be consummated (the “Closing”) promptly following the satisfaction of the conditions set forth in Section 9 hereof. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall be effected as follows:

(a)	On the Closing Date, the Seller shall deliver to the Escrow Agent the following documents and instruments (“Seller Deliverables”):

                                i.            [INTENTIONALLY LEFT BLANK] ;

                              ii.            a general release from the Seller (the “Seller’s General Releases”), in form satisfactory to Purchasers of all claims and liabilities, if any, of UPNT to Seller and related persons; including, but not limited to, all obligations under the Note, which accrues interest at a rate of 8% per annum, which is in the principal amount as follows: $60,000 aggregate principal amount as of both December 31, 2014 and March 31, 2015 (plus $7,967 of accrued and unpaid interest as of December 31, 2014 and a total of $9,151 of accrued and unpaid interest as of March 31, 2015), which Note is reflected in the line item “Note Payable” in UPNT’s audited balance sheet in its audited financial statements for the year ended December 31, 2014 included in UPNT’S Annual Report on Form 10-K for year ended December 31, 2014 (the “2014 10-K”);

(b)	On the Closing Date, the Escrow Agent, in breaking escrow shall (i) deliver to each Purchaser (I) copies of Note and Related Documents related to each such Purchaser’s purchased portion of the Note being purchased from the Seller as set forth opposite each such Purchaser’s name on Annex I hereto (or by means of a letter executed by the Seller or its counsel setting forth the dollar amount paid for each Purchaser’s purchased portion of the Note, the principal amount of the Note, and amount of the Conversion Shares of each such Purchaser’s purchased portion of the Note was converted into, all of which amounts to be the same amounts as set forth in Annex I hereto), and (II) the other Seller Deliverables, (ii) deliver to the Company and its stock transfer agent copies of the Note and Related Documents for cancellation, (iii) deliver to Ms. Will the executed and dated Irrevocable Proxies and (iv) thereupon bank wire the $67,026.68 Purchase Price to the Attorney Trust Account of Mabey & Coombs, L.C., the Seller’s legal counsel with Chase Bank in Salt Lake City. The escrow agent shall not be required to wait for UPNT’s transfer agent to physically issue the certificates representing the Conversion Shares and mail them out to each Purchaser before escrow can be broken and the purchase price bank-wired to Seller’s counsel.

(c)	The Company shall, simultaneously with the Closing, deliver to the Company’s transfer agent, Fidelity Transfer Company in Salt Lake City, Utah, an irrevocable instruction letter from the Company (and/or if required by the Company’s transfer agent, a letter from the Company’s legal counsel to the transfer agent), to issue to each Purchaser the number of restricted Conversion Shares set forth opposite each Purchaser’s name on Annex I hereto (23,000,000 restricted Conversion Shares in the aggregate), which represents all Conversion Shares issuable upon conversion by all Purchasers of each such Purchaser’s portion of the Note purchased from the Seller at the Closing, which each Purchaser agrees shall be automatically and simultaneously converted into the number of restricted Conversion Shares set forth on Annex I, and upon such conversion, the Note shall be immediately cancelled by the Company and so reflected on the Company and the transfer agent’s books and records and without any further force or effect. The Note will thereupon no longer appear on the Company’s financial statements. The transfer agent shall imprint the stock certificates representing the Conversion Shares with appropriate restrictive legends as provided in paragraph 6(c) below, the form and language of which shall be provided to the transfer agent by counsel. Once issued, the 23,000,000 restricted Conversion Shares shall thereupon be mailed by the transfer agent to each Purchaser at the address reflected in Annex I hereto upon its receipt of the Note and Related Documents and this Agreement and any corollary instructions. This paragraph shall operate as sufficient instructions for the transfer agent to do so unless, as stated above, the transfer agent requires additional instructions from Seller and/or the Company’s counsel. If required, the Company or its counsel shall issue such instructions and take such actions as may be necessary to expeditiously cause the Conversion Shares to be issued to the Purchasers.

(d)	Each of the parties hereto agrees to deliver such additional documents and instruments as may be necessary to carry out the transaction contemplated by this Agreement.

(2)

5.	Seller’s Representations and Warranties.

(a)	Seller’s Warranties Regarding UPNT. The Seller warrants and represent to each Purchaser that:

(i)	Organization and Standing. UPNT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to carry on its business as now conducted. UPNT is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states. The copies of the Articles of Incorporation and Bylaws (each as amended through and including the Closing) of UPNT previously delivered to the Purchasers are true and complete as of the date hereof.

(ii)	Capitalization. UPNT’s entire authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences for which have not yet been established but which the Board has the power and authority to designate under Nevada law. As of the date hereof and at the Closing, the total issued and outstanding capital stock of UPNT shall consist of 13,892,597 shares of Common Stock, the same number of shares that have been issued and outstanding in UPNT since February 2014. As of the date hereof and at the Closing, there will be no other voting or equity securities of UPNT issued and outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which UPNT is bound, the only exception being two Notes (the “2 Notes”) accruing interest at a rate of 8% per annum, one of which is the Note being sold to the Purchasers pursuant to Agreement, the other being a note in the principal amount of $41,312 aggregate principal amount as of December 31, 2014 and $47,311.67 aggregate principal amount as of March 31, 2015 (plus $2,463 of “accrued interest payable—related party” as of December 31, 2014 and a total of $3,395.07 in accrued interest payable as of March 31, 2015, both Notes being reflected in the line items “Due to Related Party” and “Note Payable” in UPNT’s audited balance sheet in its audited financial statements for the year ended December 31, 2014 included in UPNT’S 2014 10-K.

(iii)	Issuance of Shares. All outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any Applicable Law and are not subject to any rescission or similar rights.

(iv)	Corporate Records. All of UPNT’s books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

(v)	Liabilities. UPNT will have no liabilities at Closing other than the principal amount and accrued but unpaid interest on the 2 Notes, as set forth in Section 5(a)(ii) above. The 2 Notes, only one of which is subject hereof, will be duly sold and assigned at or prior to Closing, leaving such purchasers of the 2 Notes as the only creditors of the Company.

(vi)	Agreements. At the Closing, UPNT will not be bound by any contract, agreement, lease, commitment, guarantee or arrangement of any kind, except as provided herein. It will, however, continue to maintain its marketing and distribution contracts intact in regards to its continued offer and sale of Gray-to-Great and Mitigators®, including any other or additional products that UPNT may be marketing by the time of closing. These marketing/distribution agreements shall survive the Closing.

(vii)	Taxes. UPNT has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such Returns, except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of UPNT other than Liens for Taxes not yet due and payable.

(viii)	Pending Actions. There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting UPNT or against UPNT’s current or former Officers or Directors that arose out of their operation of UPNT. UPNT is not subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

(ix)	No Violation of Agreements. Neither the execution and delivery of this Agreement and the carrying out of its purposes by the Sellers, nor the execution and delivery and the carrying out of the agreements and performance of the obligations by UPNT as contemplated herein, will result in the breach of any of the terms or conditions of, or constitute a default under or violate, UPNT’s Certificate of Incorporation or Bylaws (each as amended through the Closing) or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which UPNT is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

(x)	Trading Status. UPNT’s common stock is listed for quotation on the OTCQB with OTC Markets Group, Inc., under the symbol “UPNT.” To the best of Sellers’ knowledge, UPNT has not been threatened and is not subject to removal of its common stock from the OTCQB nor of any actions by the Sellers’ or any other person that could result in the Common Stock no longer being eligible to be quoted on the OTCQB.

(xi)	SEC Status. The common stock of UPNT is registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). During the prior 2 years, UPNT has filed all reports on a timely basis required by the applicable regulations of the SEC and is current in its SEC reporting requirements. All of the filings by UPNT under the Exchanges Act within the past two years were true, correct and complete in all material respects when filed to the best knowledge, information and belief of the Sellers, were not misleading, and did not omit to state any material fact which was necessary to make the statements contained in such public filings not misleading in any material respect. While UPNT’s EDGAR filings check the “non-shell” box on EDGAR filing cover or caption sheets and while Sellers have a good faith belief that UPNT has had continuous operations and non-nominal assets other than cash, Sellers make no warranty or guaranty that the Commission might not claim UPNT to be a “Shell Company” (as defined in Rule 405 of the Commission’s General Rules and Regulations.

(xii)	Compliance with Laws. UPNT’s operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations. UPNT is not in violation of any Applicable Law.

(3)

(xiii)	Absence of Certain Changes or Events. Since December 31, 2014 and except as provided in the 2014 10-K:

(A) there has not been (i) any change that has had or would have a Material Adverse Effect on the business, operations, properties, assets, or condition of UPNT or (ii) any damage, destruction, or loss to UPNT (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of UPNT;

(B) UPNT has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of UPNT; or (iii) made any material change in its method of management, operation, or accounting;

(C) UPNT has not become subject to any law or regulation which has had or would in the future be substantially likely to have a Material Adverse Effect on UPNT.

(xiv)	Consultants, Finders or Agents. See Section 7 below.

(xv)	No Insurance. UPNT maintains no insurance, nor does it maintain any insurance in connection with its past marketing of X-Mint, Tonify, Gray-to-Great or Mitigators on the Internet through its website, www.upliftnutritioninc.com. UPNT maintains no such insurance because UPNT is informed that the companies that manufacture these products carry substantial products liability and other insurance and it is UPNT’s understanding that no such insurance is necessary or required for distributors of such products. Recently UPNT has discontinued offering X-Mint and Tonify on its website and has concentrated on sales of its other products, all as disclosed in the 2014 10-K.

(xvi)	No Payments to Seller. Seller has not received, directly and/or indirectly, and Seller has no knowledge of any direct and/or indirect payment received from UPNT and/or any Affiliate (as defined in the Securities Act), employee, consultant, directors, officers, related party of UPNT and/or any Affiliate of any such parties or any other person, any funds, securities and/or other items of value whether of UPNT or any third party related to, in connection with or arising out of the Note and/or representing repayment and/or payment (as the case maybe) of any principal, other payment and/or of any interest on the Note, and/or as an inducement to lend money to UPNT or otherwise; and all of the $101,312 ($60,000 + $41,312) aggregate principal amount of the 2 Notes as of December 31, 2014 (as increased by approximately $6,000 in principal loaned to the Company by HD Williams and/or his alter ego, Blue Cap, between December 31, 2014 and the Closing),represents actual cash loaned to the Company for working capital purposes of the Company and has not directly and/or indirectly been repaid.

(xvii)	Certain Rights. Purchasers shall have no obligation to pay any finder’s fees, agent fees or commissions in connection with the purchase and sale of the Note herein. See Section 7 below.

(xviii)	DTC Eligible. The shares of Common Stock are DTC eligible and DTC has not placed a freeze, chill and/or lock-down on the shares of Common Stock; and the Sellers have no reason to believe that DTC has any grounds and/or intends to take any such action in the future to effectuate a freeze, chill, lockdown or to make the shares of Common Stock not DTC eligible.

(xix)	No Warranties, by Seller, as to UPNT’s Ability to Pay Off Note in Cash After Closing. Concurrent with this transaction, certain UPNT shareholders, including Seller, are selling over 50% of the issued and outstanding shares of UPNT to certain purchasers. Accordingly, Seller will no longer be in control of the Company after the Closing. As a result, Seller, who will not be in control of the Company after Closing, can make no representation or warranty to Purchasers, directly or indirectly, as to the future ability of UPNT to pay back the Note in cash if that is what any Purchaser seeks in the future. Purchasers will be required to look to new management in that regard and not any warranty or representation of Seller.

(xx)	No Bad Actor. None of the Seller, any of its predecessors, affiliates, or any director, executive officer, other officer of Seller or any beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 20% or more of Seller’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Seller in any capacity as of the date hereof (each, a “Seller Covered Person” and, together, “Seller Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Seller has exercised reasonable care to determine (A) the identity of each person that is a Seller Covered Person; and (B) whether any Seller Covered Person is subject to a Disqualification Event. The Seller has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) of the Securities Act, and has furnished to the Buyer a copy of any disclosures provided thereunder.

(4)

(b)	Seller’s Warranties Regarding the Note and the Conversion Shares. Seller warrants and represents to the Purchasers as follows:

(i)	Title to Note. The Seller is the sole and exclusive beneficial and record owner of the Note, free and clear of all Liens (as defined above), encumbrances, and rights of first refusal, pre-emptive and similar rights. By the sale and transfer of the Note hereby, each Purchaser will acquire sole and exclusive good and marketable title to his, her or its portion of the Note (and the applicable number of Conversion Shares upon conversion of each Purchaser’s portion of the Note so purchased from the Seller), hereby conveyed to him or her, free and clear of all Liens, including but not limited to, pre-emptive rights, rights of first refusal and/or similar rights, except for restrictions imposed by applicable federal and state securities laws.

(ii)	No Consent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other non-U.S., U.S., state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby including, but not limited to the sale of the Note to the Purchasers and the issuance of the 23,000,000 restricted Conversion Shares upon conversion of the Note, except for the filing of a Current Report on Form 8-K with the SEC reporting a change in control and a Rule 14f-1 Information Statement, both of which UPNT intends to file in connection with a separate stock sale transaction. In addition, those directors and officers or other insiders or “affiliates” who will no longer have such status as a result of this transaction, shall file Final Form 4’s on Edgar within 2 days of the Closing.

(iii)	Validity of Agreement. This Agreement has been duly executed by Seller and constitutes Seller’s valid and binding obligation, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which any Seller is a party or by which any Seller is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

(iv)	Conversion Shares. The Conversion Shares issuable to the Purchasers upon the automatic conversion of each Purchaser’s portion of the Note so purchased from the Seller when issued to each Purchaser shall be duly and validly authorized, fully paid and non-assessable and shall vest in each Purchaser absolute and 100% ownership of each such Purchaser's Conversion Shares free and clear of all Liens and other clouds on title and not subject to any right of first refusal, pre-emptive rights, recission rights and/or other similar rights.

6.	Purchasers’ Warranties. Each Purchaser represents and warrants to Seller, for each such Purchaser (and not for or about any other Purchaser) that:

(a)                Own Account; Not for Distribution. Purchaser is acquiring its portion of the Note and the Conversion Shares set forth on Annex I for his or her own account, for investment and not with a view to the sale or distribution of all or any part of the Note or Conversion Shares. Upon Closing, no one other than each Purchaser will have any beneficial interest and/or ownership in the Note, or portions thereof, purchased by each Purchaser and/or the Conversion Shares when issued upon the automatic conversion such Purchaser’s portion of the Note.

(b)               Securities Not Registered. Purchasers understand that because neither the Note nor the Conversion Shares have been registered under the Securities Act, each Purchaser must continue to bear the economic risk of the investment for an indefinite time, and the Note or portions thereof and such Purchaser’s Conversion cannot be sold unless they are subsequently registered or an exemption from registration is available.

(c)                Legend. In addition to legends reflecting the items set forth in the Irrevocable Proxy and Sections 3(ii)(a) and (b) of this Agreement (the “Other Legends”), each Purchaser also consents to the placing of a standard Securities Act restrictive legend (a “1933 Act Legend,” and together with the Other Legends, collectively, the “Legends”) on all Conversion Shares. As each Purchaser hereby acknowledges and understands that none of the Conversion Shares have been registered under the Securities Act, and as each Purchaser has entered into this Agreement and an Irrevocable Proxy, each Purchaser hereby consents to the placing of a stop transfer order on the books and records of UPNT and with the Company’s transfer agent against the Conversion Shares reflecting the substance of the Legends, which Legends and stop transfer orders against the Conversion Shares, shall remain in place and be effective with regard to the 1933 Act Legend and stop transfer order reflecting such 1933 Act Legend until the Conversion Shares may be legally resold or distributed, and with regard to the Other Legends and stop transfer orders reflecting the substance of the Other Legends, such Other Legends and related stock transfer orders shall remain in place and effective until the time set forth in the Irrevocable Proxies, which removal of all the Legends and stop transfer orders shall require a written legal opinion addressed to the Purchaser, the Company and the Company’s transfer agent from a legal counsel hired and paid for by each Purchaser (which legal counsel and opinion must be reasonably acceptable to the Company) opining that all such Legends and stop transfer orders may be removed and expressly indicating the reasons therefore, citing specific documents and applicable laws, rules and regulations.

(d)               Material Information. Purchasers hereby represent and warrant that he, she or it has been furnished with all information which they deemed necessary to evaluate the merits and risks of the purchase of the Note and the Conversion Shares, or any portion thereof, and that he, she or it has had the opportunity to ask questions and receive answers concerning the Note, the Conversion Shares and UPNT from the officers and directors of UPNT, and to obtain any additional information concerning the Note, the Conversion Shares and/or UPNT necessary to verify the accuracy of the information furnished or made available in connection herewith. Each Purchaser is an “accredited investor” as that term is defined in Rule 405 of the General Rules and Regulations of the Commission and as may be further defined in all relevant state and federal securities laws, including the amendments thereto in the Frank-Dodd Financial Reform Act of 2010, which excludes the equity in one’s personal residence in the calculation of net worth for “accredited investor” purposes. Each Purchaser has also consulted with counsel in deciding to enter into this transaction and each Purchaser warrants and represents that all questions of such counsel have been answered to counsel’s satisfaction.

(5)

(e)                Sophistication. Each Purchaser has such knowledge and experience in financial and business matters so as to be capable of utilizing said information to evaluate the risks of the prospective investment and to make an informed investment decision regarding the Note and the Conversion Shares. Each Purchaser is able to bear the economic risk of his or her investment in the Note or any portion thereof and the Conversion Shares including, but not limited to, the loss of its entire investment.

(f)                No Distribution. Purchasers agree that they will not sell or otherwise distribute all or any part of the Note or any Conversion Shares until (i) (1) there is an effective registration statement under the Securities Act and applicable state securities laws covering the resale of the Conversion Shares by the Purchaser and/or (2) UPNT receives an opinion of legal counsel stating that such transaction is exempt from registration, and (ii) following the time of the occurrence of the events set forth in the Irrevocable Proxies.

(g)            Validity of Agreement. This Agreement has been duly executed by each Purchaser and constitutes his, her or its valid and binding obligation, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, any agreement, lease, mortgage, bond, indenture, license or other material document or undertaking, oral or written, to which each Purchaser is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

(h)            Reverse Stock Split. After the 14f-1 Information Statement mentioned above is effective, the newly appointed Board of Directors agree to authorize a reverse split of UPNT’s shares on the basis of a 1-for-10 shares and also, if they so desire, change the name of UPNT to a name of their choosing. This will require the filing a 14C Information Statement on EDGAR and mailing the same out to the shareholders of UPNT. It will also require the written consents of a majority of the shareholders to accomplish this corporate action under Nevada law given that Nevada law requires a Certificate of Amendment to Articles to effectuate a reverse split that isn’t reducing the authorized shares. Such reverse split shall automatically reverse the Conversion Shares on a 1 for 10 basis.

(i)              Knowledge. Each Purchaser has reviewed a copy of, among other relevant documents, the Note and the Related Documents, the Irrevocable Proxy as well as a copy of Stock Purchase Agreement between the Company and MCB Network Corp. (the “SPA”) and understands all of the terms and conditions of each.

7.	Third Party Fee. The persons identified as Sellers under the separate Stock Purchase Agreement referenced herein will pay a fee to one or more persons (the “3rd Parties”), in connection with that agreement (the “3rd Party Fee”), and, therefore, no such fee is or will be due and owing under this Agreement and in no event shall any Purchaser be required to pay a finder’s, agent’s or consulting fee or commission in connection with this Agreement. Each Purchaser hereby acknowledges, understands and agrees that the 3rd Party Fee payable to the 3rd Parties is in the aggregate (i) $30,000, and (ii) the right to purchase $1,403.66 of the Note which $1,403.66 purchased portion of the Note is convertible into 1,300,000 pre-split restricted Conversion Shares.

8. Parties’ Covenants.

(a)	Announcement. Prior to the Closing, no party hereto nor UPNT shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. The parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

(b)	Access to Information; Inspection by each Purchaser. Prior to the Closing, Seller will cause UPNT to make available for inspection by the Purchasers and each of them, during normal business hours, all of UPNT’s records regarding the securities of the Company and UPNT’s records (including tax records), books of account, premises, contracts and all other documents in UPNT’s possession or control that are reasonably requested by any Purchaser to inspect and examine the business and affairs of UPNT. Seller will cause UPNT’s managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of the Purchasers concerning the Seller, the Note and/or any other securities of UPNT, and the business and affairs of UPNT. The Purchasers will treat and hold as confidential any information it receives from UPNT in the course of the reviews contemplated by this Section 8(b). No examination by the Purchasers will, however, constitute a waiver or relinquishment by the Purchasers of his, hers or their rights to rely on the Seller’s covenants, representations and warranties made herein or pursuant hereto.

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9. Closing Conditions.

(a)                Conditions Precedent to Obligations of Purchasers. The obligations of the Purchasers under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(i)	Representations and Warranties. The Seller’s representations set forth in Section 5 hereof shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and Seller shall have delivered to the Purchasers a certification to such effect.

(ii)	Performance. The Seller shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by him prior to or at the time of the Closing.

(iii)	Material Changes. Since the date of this Agreement, UPNT shall not have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which UPNT or any Seller is a party which is reasonably likely to have a Material Adverse Effect on UPNT or to affect the ability of the Sellers to sell their Shares as contemplated herein.

(iv)	Reporting and Trading Status, Etc. The Common Stock will continue to be listed for trading on the OTCQB, and bid and asked quotations shall be posted as of the Closing Date, the shares of Common Stock shall continue to be DTC eligible and DTC shall not have placed any freeze, chill or lock-down on the shares of Common Stock and the Company shall be current on all of its filings obligations with the Commission; and neither Seller nor the Purchasers shall have knowledge, as of Closing, of any facts or circumstances or reason to believe that any of such will or could change in the foreseeable future.

(v)	Election of Directors. The 2 UPNT current Directors shall have appointed all of the Purchasers’ nominees to the Board of UPNT, effective at such time as UPNT’s Rule 14f-1 Information Statement to be mailed to shareholders becomes effective by operation of law. Thereafter, such 2 UPNT current Directors’ resignations shall become automatically effective. Such newly appointed directors shall file Form 3’s on Edgar within 2 days of assuming their duties as Board Members. The resigning directors shall file “final” Form 4’s within 2 days of the date the 14f-1 is effective.

(vi)	Documents Satisfactory. All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to the Purchasers and Purchasers’ counsel, and the Purchasers and Purchasers’ legal counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(b)               Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(i)	Representations and Warranties. The representations and warranties of the Purchasers set forth in Section 6 hereof shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date.

(ii)	Performance. The Purchasers shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

(iii)	Documents Satisfactory. All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to Seller and his counsel, and Seller and his counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

10. Termination. This Agreement may be terminated at any time before or at Closing, by:

(a)    The mutual agreement of the parties;

(b)   Any party if the Closing has not occurred by May 30, 2015, unless that party caused the failure to close by its failure to satisfy the covenants herein;

(c)    Any party if any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement or any material component thereof;

(d)   The Seller, if the Purchasers shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Sellers to the Purchasers; or

(e)    The Purchasers, if Seller shall have breached in any material respect any of his representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Purchasers to the Sellers.

Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other for such costs and expenses. No party shall have any further liability or obligation to any other party in the event of such a termination, except for their respective obligations with respect to Confidential Information (as defined in Section 10 below).

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11. Confidentiality. No party will, nor will he permit any of his agents, or representatives to, use for any purpose (other than evaluation of the transactions contemplated hereby) or disclose to any third parties, any “Confidential Information” regarding the other or the business of the other. Confidential Information regarding UPNT shall consist of information obtained directly or indirectly from a party to this Agreement in connection with the transactions contemplated herein, but shall not include: (a) any information that already had become or later becomes publicly available; (b) any information that already had been or later is lawfully developed or obtained by the party receiving the information from independent sources; or (c) any information the disclosure of which is required by law including, but not limited to, Commission laws, rules and regulations regarding disclosure of information in Current Reports on Form 8-K and periodic reports requested to be filed with the Commission. If this Agreement is terminated without consummation of the stock purchase contemplated hereunder, each of the parties agrees to return or destroy all documents (including documents stored in electronic media) containing or reflecting Confidential Information regarding the other and their respective businesses.

12. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given or made as follows:

a.          If sent by an overnight air courier with a national reputation, 2 business days after being sent;

b.            If sent by facsimile transmission, when transmitted to the fax numbers noted below and receipt is confirmed by the fax machine; or

c.             If sent by email, when sent (but only if the Sender has written confirmation of such email transmission being sent), or

d.            If personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the Purchasers, to:

As set forth on Annex I hereto:

If to the Seller, to:

John Michael Coombs, Esq.

c/o MABEY & COOMBS, L.C.

3098 South Highland Drive, Suite 323

Salt Lake City, UT 84106-6001

Phone No. 801-467-2997

Facsimile: 801-467-3256

Email address: jmcoombs@sisna.com

If to the Escrow Agent, to:

J. M. Walker & Associates, Attorneys At Law

Attn:  Jody M. Walker

7841 S. Garfield Way

Centennial, CO  80122

Phone: (303) 850-7637

Fax: (303) 482-2731

Email: jmwlkr85@gmail.com

Each Party may change its address by written notice in accordance with this Section.

13. Provisions Concerning Escrow Agent. The Escrow Agent shall perform her obligations hereunder subject to the following provisions.

(a)                Scope of Duties. The duties of the Escrow Agent shall be entirely administrative in nature, and the Escrow Agent shall have no fiduciary obligation to any party hereto. The Escrow Agent shall be obligated to act only in accordance with written instructions received by him as provided herein, except that the Escrow Agent shall comply with any final and unappealable order, judgment or decree of any court of competent jurisdiction received by him. No implied duties or obligations of any kind shall be read into this Agreement.

(b)               Limitation on Liability. In performing his duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses except for damages, losses or expenses resulting directly from the willful default, gross negligence or fraud of the Escrow Agent. In no event will the Escrow Agent be liable for any special, consequential or punitive damages.

(c)                Reliance on Counsel, etc. The Escrow Agent shall not in any case incur liability with respect to any action taken or omitted in good faith upon advice of counsel, or any action taken or omitted in reliance upon any written notice, release or other document provided to the Escrow Agent as to the genuineness of the signatures thereon, the authority of the signatories, its due execution, the validity and effectiveness of its provisions, or the truth and accuracy of the information contained therein.

(d)               Indemnification of Escrow Agent; Expenses. The Escrow Agent shall not be responsible for initiating any action, claim or proceeding hereunder. The Purchasers and the Seller shall jointly and severally indemnify the Escrow Agent (and his heirs and legal representatives) and hold him and them harmless from and against, any and all losses, damages, liability and expenses, including attorney’s fees, incurred by the Escrow Agent in connection with the performance of his duties hereunder, including but not limited to attorneys’ fees and other costs and expenses of defending against any claim of liability (except liability arising out of the Escrow Agent’s fraud, willful default or gross negligence) arising out of this Agreement. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in his judgment involve or cause him to incur any expense or liability unless he shall have been furnished with acceptable indemnification.

(e)                Disputes. In the event of any dispute between the parties, or if any conflicting demand shall be made upon the Escrow Agent, the Escrow Agent shall not be required to determine the same or take any action thereon. Rather, the Escrow Agent may, at his sole option, (a) retain the certificates for the Note and the other closing documents and instruments in his possession, without liability to anyone, until such dispute shall have been settled or resolved; or (b) file a suit in interpleader in the Third Judicial District Court in and for Salt Lake County, State of Utah, for the purpose of having the respective rights of the parties adjudicated. The Escrow Agent may, upon initiation of such suit, deposit the Notes with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(f)                Resignation. The Escrow Agent may resign at any time by delivering notice to the parties hereto. If the parties fail to advise the Escrow Agent within ten business days as to the appointment of a successor, the Escrow Agent may, at his sole option, (a) retain the Purchased Shares and the other closing documents and instruments in his possession, without liability to anyone, until such appointment shall have been made; or (b) file a suit in interpleader in the Third Judicial District Court in and for Salt Lake County, State of Utah, for the purpose of having a successor appointed. The Escrow Agent may, upon initiation of such suit, deposit the Purchased Shares with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(g)               Escrow Fees and Costs. The Escrow Agent is being paid its fees and costs incurred hereunder by the purchaser named in and pursuant to the SPA, and, therefore, no party to this Agreement will be required to pay and fees or costs in connection with the Escrow Agents duties and responsibilities hereunder.

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14. Applicable Law, Etc. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in New York County, State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City and County of Manhattan and the State of New York, and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, State of New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

15. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) and the SPA contain the entire understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

16. Amendment. Neither this Agreement nor any provision may be amended or modified except by written agreement signed by the Parties hereto.

17. Counterparts. This Agreement may be executed in multiple facsimile or original counterparts. Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each Party hereto.

18. Registration Rights.

(a) The Company shall use its commercially reasonable efforts to file with the US Securities and Exchange Commission (“SEC”), not later than the sixty (60) days following the date on which the Company files a Current Report on Form 8-K containing Form 10 type information relating to an acquisition of another entity (or all or substantially all of its assets) by the Company, (the “Registration Filing Date”), a Registration Statement on Form S-1, or other applicable form, relating to the resale of all of the Conversion Shares by the Purchasers (a “Demand Registration Statement”), and the Company shall use its commercially reasonable efforts to cause such Demand Registration Statement to be declared effective as soon as possible after the Registration Filing Date. Notwithstanding anything to the contrary provided herein or elsewhere, the registration rights set forth in this Section 18(a) shall be subject to the same limits, conditions and requirements as set forth in Section 18(b)(w), (x) and (y) below, except as and to the extent otherwise provided in (y) of Section 18 below.

(b) If the Company shall determine to register on a registration statement to be filed with the SEC (a “PB Registration Statement”), for sale for cash any of its shares of Common Stock, for the account of others, other than (i) a registration relating solely to employee benefit plans or securities issued or issuable to employees, consultants (to the extent the securities owned or to be owned by such consultants could be registered on Form S-8) or any of their family members (including a registration on Form S-8) or (ii) a registration relating solely to a Securities Act Rule 145 transaction or a registration on Form S-4 in connection with a merger, acquisition, divestiture, reorganization or similar event, the Company shall give to each Purchaser prompt written notice (the “Company Notice”), thereof (but in no event shall such notice be given less than 20 calendar days prior to the proposed filing of such PB Registration Statement with the SEC), and shall, subject to the exceptions and conditions provided below, include in such PB Registration Statement the number of Conversion Shares specified in a written request (a “Purchaser’s Written Request”), delivered by a Purchaser to the Company within 10 calendar days after the date of transmittal of the Company Notice (which number of Conversion Shares, however, shall not exceed the number of Conversion Shares set forth on Annex I, as adjusted for reverse stock splits, stock consolidations and related items); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere (w) the Company shall have no obligation to include any Conversion Shares so requested by a Purchaser in a Purchaser’s Written Request if the Purchaser does not fully complete and execute a standard selling shareholder questionnaire to be provided to each Purchaser by the Company with the Company Notice; (x) if the PB Registration Statement is part of and/or is filed substantially simultaneously with an underwritten public offering by the Company and the underwriter thereof indicates that based upon market conditions, all or not more than a specific number of shares of Common Stock be registered for resale; or the number of shares of Common Stock the SEC allows to be included in such PB Registration Statement is limited, in either case, the number of shares of Common Stock to be included in such PB Registration Statement shall be cut-back pro-rata among all holders of shares of Common Stock included in such PB Registration Statement (including each Purchaser electing to include Conversion Shares in any such PB Registered Statement), based upon the aggregate number of shares of Common Stock included in the PB Registration Statement by all holders and the number of shares of Common Stock included in such PB Registration Statement by each particular holder (including each Purchaser electing to include Conversion Shares in any such PB Register Statement), (y) at such time as all of a Purchaser’s Conversion Shares can be sold by the Purchaser under Rule 144 of the Securities Act without limitation, the Company shall have no obligation to include any such Conversion Shares owned by a Purchaser in a PB Registration Statement or to keep such PB Registration Statement effective; provided, however, that with respect to a Demand Registration Statement, the Company shall keep such Demand Registration Statement effective for a period of one (1) year from the date the Commission declares such registration statement effective except that if the Purchaser or the Company obtains a legal opinion from a law firm that all of such Purchaser’s Conversion Shares included for resale in such Demand Registration Statement, that have not been previously sold by the Purchaser, can be sold without limitation pursuant to Rule 144, at which time, the Company shall have no obligation to keep such Demand Registration Statement effective for such Purchaser; and (z) the Company may without the consent of any Purchaser, withdraw any PB Registration Statement prior to it being declared effective by the SEC.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

PURCHASERS:

__________________________________

__________________________________

__________________________________

SELLER:

__________________________________

Edward F. Cowle

The undersigned agrees to undertake the duties and responsibilities of the Escrow Agent set forth in Section 13 above.

ESCROW AGENT

______________________________

Jody Walker, Esq.

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EXHIBIT A

COPY OF ORIGINAL NOTE

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EXHIBIT B

ASSIGNMENT DOCUMENTS OF THE ORIGINAL

NOTE TO THE SELLER DATED SEPTEMBER 3, 2013

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EXHIBIT C

ASSIGNMENT DOCUMENTS FOR ASSIGNMENT OF $60,000

AGGREGATE PRINCIPAL AMOUNT OF THE NOTE FROM

SELLER TO EDWARD COWLE ON JULY 3, 2014

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EXHIBIT D

FORM OF IRREVOCABLE PROXY AND

LOCK-UP AGREEMENT